EXHIBIT 99B(14)

Consent of Independent Registered Public Accounting Firm

The Shareholders, Board of Directors and Board of Trustees

ING Variable Product Funds and ING Partners, Inc.

We consent to the use of our report dated February 26, 2007, incorporated herein by reference, on the financial statements of ING VP Intermediate Bond Portfolio, a series of ING Variable Product Funds, and our report dated February 28, 2007, incorporated herein by reference, on the financial statements of ING Lord Abbett U.S. Government Portfolio, a series of ING Partners, Inc., and to the reference to our firm under the heading “Financial Highlights” in Appendix B in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

January 4, 2008